Independent Auditors' Consent


The Shareholders and Trustees
    of the Maplewood Investment Trust:

We consent to the inclusion of our report included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Services-Auditors" in the Statement of Additional Information.

                                /s/ KPMG Peat Marwick LLP
                                KPMG Peat Marwick LLP

Cincinnati, Ohio
June 30, 1998